Exhibit 10.5

SUPPLEMENT TO EMPLOYMENT AGREEMENT

        This SUPPLEMENT, dated October 1, 2003 (the “Supplement”), to the Employment Agreement (the “Agreement”) dated this November 8, 2002, between CHIRAL QUEST, INC., a Minnesota corporation (together with its successors and assigns referred to herein as the “Company”), with principal executive offices located at 787 Seventh Avenue, New York, NY 10019 and ALAN D. ROTH, residing at 22 Aubrey House, Maida Avenue, London W2 1TQ, UK (the “Executive”), is intended to amend the Agreement as described herein .

W I T N E S S E T H

        WHEREAS, Executive desires to continue to be employed by the Company, and the Company desires to continue to employ Executive, under the terms and conditions of the Agreement, as modified hereby.

        NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the parties agree that

       1. Supplement. This Supplement amends and supplements the Agreement as indicated herein and only as specifically indicated herein. Capitalized terms used, but not defined, in this Supplement shall have the meanings given to them in the Agreement unless the context otherwise requires.

       2. Amendment. A new Section 3.5 shall be added to Article 3 of the Agreement as follows:

3.5 Incentive Bonus.

(a)

Executive shall be paid a bonus of $3,500 upon the Company’s execution of a commercial contract with a 3rd party in which the Company will receive gross revenues in excess of $50,000. It is hereby acknowledged by the Company that the milestone referred to in this 3.5(a) has been achieved.

(b)

Executive shall be paid a one time bonus of $160,073 promptly following a period of five consecutive trading days in which the bid price of the Company’s common stock closes at or above $5.00 per share (subject to adjustment for stock splits, re-organizations, share issues and the like) on the OTC Bulletin Board, AMEX, or NASDAQ or another nationally recognized exchange.

(c)

Executive shall be paid a one time bonus of $160,073 promptly following a period of five consecutive trading days in which the bid price of the Company’s common stock closes at or above $8.00 per share (subject to adjustment for stock splits, re-organizations, share issues and the like) on the OTC Bulletin Board, AMEX, or NASDAQ or another nationally recognized exchange.

(d)	Additionally, the above-mentioned bonuses in (b) and (c) shall be payable to Executive in full in the event of a Change of Control as defined in Section 7.4 of the Agreement, provided, however, (i) such bonuses have not already been remitted to the Executive and (ii) the per share price at which the Change of Control is conducted is equal to or in excess of each per share price indicated in (b) and (c). By way of example, for clarification purposes, if the Company is sold for $6.00 per share, the Executive shall be entitled to the bonus in (b), but not in (c), if the Executive has not already been paid the bonus in (b). If the Company is sold for less than $5.00 per share, the Executive shall not be entitled to any bonus in (b) or (c), and if the Company is sold for in excess of $8.00 per share, the Executive shall be entitled to each bonus described in (b) and (c) (provided, in both cases, Executive has not already been paid such bonus).

(e)

Executive shall have no right to receive the bonuses specified in subparagraphs (b), (c), or (d) above if prior to the time of the relevant event above, Executive’s employment is terminated by Executive or Company, voluntarily or involuntarily, with or without cause.

        3. Miscellaneous. Except as amended or supplemented hereby, the remaining terms and conditions of the Agreement are hereby confirmed by the parties. This Supplement and the Agreement, when read together, sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Supplement or the Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth. This Supplement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one instrument.

        IN WITNESS WHEREOF, the parties have executed this Supplement as of the date first above written.

CHIRAL QUEST, INC.	EXECUTIVE
By: /s/ Stephen C. Rocamboli	By: /s/ Alan D. Roth
Name: Stephen Rocamboli Title: Interim Chairman of the Board	Alan D. Roth, Ph. D.